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                                                                     EXHIBIT 2.9



                            THIRD AMENDED AGREEMENT
                                       TO
                           STOCK PURCHASE AGREEMENT,
                         AGREEMENT OF PLAN AND MERGER,
                                      AND
                                ESCROW AGREEMENT

         THIS AGREEMENT, made and entered into this 26th day of October, 1995, by and among CHANNEL AMERICA TELEVISION NETWORK, INC., a Delaware corporation ("Company"), having offices located in Darien, Connecticut, EVRO CORPORATION, a Florida corporation ("Purchaser"), with its principal place of business located in Orlando, Florida, and SCOLARO, SHULMAN, COHEN, LAWLER & BURSTEIN, P.C., a New York professional corporation ("Escrow Agent"), with its principal place of business located in Syracuse, New York.


                             W I T N E S S E T H :


         WHEREAS, the parties hereto have entered into a certain Stock Purchase Agreement dated July 13, 1995 ("Stock Purchase Agreement");

         WHEREAS, the parties hereto have entered into a certain Agreement and Plan of Merger dated July 13, 1995 ("Merger Agreement");

         WHEREAS, the parties hereto have entered into a certain Escrow Agreement dated July 13, 1995 ("Escrow Agreement"); and

         WHEREAS, the parties hereto have entered into a certain Amendment Agreement to Stock Purchase Agreement, Agreement of Plan and Merger and Escrow Agreement dated September 18, 1995 ("Amendment Agreement"); and

         WHEREAS, the parties hereto have entered into a certain Second Amended Agreement to Stock Purchase Agreement, Agreement of Plan and Merger and Escrow Agreement dated October 10, 1995 ("Second Amended Agreement"); and

         WHEREAS, the parties hereto desire to amend the Stock Purchase Agreement, Merger Agreement, Escrow Agreement, Amendment Agreement, and Second Amended Agreement by and among the parties.

         NOW, THEREFORE, in consideration of the foregoing, the covenants, agreements, conditions and promises hereinafter set forth, the sum of One Dollar ($1.00) each paid to the other in hand, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby





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acknowledged, the parties hereto agree as follows:


         1. Modification of Installment Payments. The Company agrees to defer $100,000 of the second installment payment, currently due, until two weeks from the date hereof, to be paid together with the next installment payment of $200,000. This would result in the next installment payment totalling $300,000 to be paid on or before November 9, 1995. Additionally, the current installment payment of $100,000 as adjusted pursuant to this Agreement, shall be payable on or before October 30, 1995. Upon such payment to the Company, the Company and the parties hereto hereby acknowledge that the cure period for the second installment has expired and that no default of any of the referenced agreements has occured and that the agreements are legally binding and still in full force and effect.

         2. Entire Agreement. This Agreement, the Second Amended Agreement, Amendment Agreement, the Stock Purchase Agreement, the Merger Agreement, and the Escrow Agreement (collectively "Original Documents") constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Notwithstanding anything to the contrary contained herein, unless this Agreement specifically amends a provision contained in the Original Documents, the terms and conditions of the Original Documents shall remain in full force and effect. In case of a discrepancy or conflict between this Agreement and the Original Documents, this Agreement shall be controlling and the parties agree to use their best efforts to fully implement the spirit and intent of this Agreement.

         3. Governing Law. This Agreement and the rights and obligations of the parties shall be governed by and construed and enforced in accordance with the substantive laws of the State of Florida.

         4. Counterparts and Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement. Such facsimile copies shall constitute enforceable original documents.

         IN WITNESS WHEREOF, this Agreement has been executed effective as of the date first above written by the parties hereto.

CHANNEL AMERICA TELEVISION NETWORK, INC.

By: /s/David A. Post
   ----------------------------------
       David A. Post, Chairman





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EVRO CORPORATION

By: /s/Thomas L. Jensen
    -------------------------------------
       Thomas L. Jensen, Chairman and CEO

SCOLARO, SHULMAN, COHEN, LAWLER & BURSTEIN, P.C.

By: /s/Stephen H. Cohen
   --------------------------------------
       Stephen H. Cohen





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